                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[X]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                             AMERISTEEL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [LOGO]





                             AMERISTEEL CORPORATION
                        5100 W. Lemon Street, Suite 312
                              Tampa, Florida 33609



                             INFORMATION STATEMENT

                        Written Consent of Stockholders
                                  In Lieu of a
                        Special Meeting of Stockholders



To the Stockholders of                                          February 4, 1998
AmeriSteel Corporation:



         This Information Statement is furnished pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, to provide information regarding certain action being taken by written consent by the holders of a majority of the outstanding shares of Class B Common Stock of AmeriSteel Corporation ("AmeriSteel" or the "Company"). Certain stockholders of the Company, owning approximately 99.0% of the outstanding shares of Class B Common Stock, intend to act by written consent in lieu of a Special Meeting of Stockholders for the following purposes:

         1. To approve an amendment to the Company's Articles of Incorporation to expand the persons to whom shares of Class B Common Stock may be issued or transferred to include Sumitomo Corporation and wholly-owned subsidiaries of Sumitomo Corporation.

         It is anticipated that the written consent is to be submitted to the Company and become effective on or about March 6, 1998.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TO THE COMPANY A PROXY.

         At the close of business on January 23, 1998, there were 10,114,293 shares of Class B Common Stock outstanding, each of which is entitled to two votes.

         The approximate date on which this Information Statement is to be mailed to stockholders is February 15, 1998.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 31, 1998, the number of shares of Class B Common Stock beneficially owned by (i) each person known to the Company as having beneficial ownership of more than 5% of the Common Stock,
(ii) each of its directors and nominees to become a director, (iii) each named executive officer (as defined pursuant to Securities and Exchange Commission rules) and (iv) all directors and executive officers as a group.


                                                                         Beneficial Ownership(1)
                                                                         -----------------------
                                                                                    Percentage of
                                                                         Number     Common Stock
                                                                         ------     ------------
                   Kyoei Steel, Ltd. . . . . . . . . . . . . . . .        9,000,000(2)     89.0

                   Phillip E. Casey  . . . . . . . . . . . . . . .        1,005,792(3)      9.9

                   J. Donald Haney   . . . . . . . . . . . . . . .            6,676          *

                   Tom J. Landa  . . . . . . . . . . . . . . . . .           14,660          *

                   James F. Oliver . . . . . . . . . . . . . . . .            4,172          *

                   Koichi Takashima  . . . . . . . . . . . . . . .              500          -

                   Akihiko Takashima . . . . . . . . . . . . . . .              -0-          -

                   Shuzo Hikita  . . . . . . . . . . . . . . . . .              -0-          -

                   Hideichiro Takashima  . . . . . . . . . . . . .              300          -

                   Ryutaro Yoshioka  . . . . . . . . . . . . . . .              -0-          -

                   Thomas G. Creed(4)  . . . . . . . . . . . . . .              -0-          -

                   James C. Hogue(4) . . . . . . . . . . . . . . .              -0-          -

                   All Directors and Executive Officers
                   as a Group (13 persons) . . . . . . . . . . . .        1,041,877        10.3

-------------------------------

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) All shares shown are owned directly by FLS Holdings, Inc., a wholly owned subsidiary of Kyoei Steel, Ltd ("Kyoei"). Kyoei's address is 18F Aqua Dojima, West Building, 1-4-16 Dojimahama, Kita-Ku, Osaka 530, Japan.

(3) Includes 129,408 shares of Common Stock gifted by Mr. Casey pursuant to Transfer and Proxy Agreements between Mr. Casey and certain donees. The gifted shares are subject to certain restrictions set forth in the agreements. Under the agreements, Mr. Casey is appointed as attorney-in-fact with full power to vote the shares in accordance with the decision of the holders of a majority of the shares of Common Stock held by the donee stockholders and Mr. Casey. As a result, Mr. Casey has the right to vote all 129,408 shares. Mr. Casey's address is 5100 W. Lemon Street, Suite 312, Tampa, Florida 33609.

(4) Messrs. Creed and Hogue retired from the Company in November 1996 and May 1997, respectively.

                          DESCRIPTION OF CAPITAL STOCK

         The Company has authority under its Articles of Incorporation to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 22,000,000 shares of Class B Common Stock, par value $.01 per share. Shares of Class A Common Stock and shares of Class B Common Stock generally carry the same rights, powers, preferences, privileges and limitations, except that Class A Common Stock has one vote per share while Class B Common Stock has two votes per share. As of January 23, 1998, there are no shares of Class A Common Stock outstanding and there are 10,114,293 shares of Class B Common Stock outstanding held of record by approximately 1,065 stockholders. Of such shares, 9,000,000 shares are held of record by FLS Holdings, Inc., a wholly-owned subsidiary of Kyoei Steel Ltd., which shares represent approximately 89.0% of the voting power of all shares of Class B Common Stock currently outstanding. Holders of Class B Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company.


1.       AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION

         Note: References below to the proposed amendment to the Company's Articles of Incorporation are qualified in their entirety by reference to the form of proposed Amendment to the Articles of Amendment set forth below
(the "Amendment").



BACKGROUND

         The Company is proposing to sell in a private placement exempt from the registration requirements of the Securities Act of 1933, 454,545 shares of Class B Common Stock to SC Steel Investment Inc., a wholly-owned subsidiary of Sumitomo Corporation, for an aggregate purchase price of $9,999,990.00 (the "Private Offering"). The estimated net proceeds from the Private Offering will be used to pay a portion of Company's Subordinated Intercompany Note which was issued to FLS Holdings, Inc. (the Company's parent and a wholly-owned subsidiary of Kyoei) and matures December 21, 2002. The principal amount of the Company's Subordinated Intercompany Note outstanding as of December 31, 1997 was $50.0 million and bears interest calculated using a pass-through provision based on notes held by FLS Holdings, Inc., at a weighted average rate of LIBOR plus 138 basis points or 7.4% per annum as of such date. The Company believes it would be in the best interests of the Company and its current shareholders to consummate the Private Offering and the proposed Amendment is required in order to proceed with the Private Offering.

EFFECT OF THE AMENDMENT

         The Company's current Articles of Incorporation provide that the Company may not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of Class B Common Stock to any person who is not a holder of Class B Common Stock, Kyoei Steel Ltd. or a wholly-owned subsidiary of Kyoei Steel Ltd (all references hereinafter to "Kyoei" shall include its wholly-owned subsidiaries), other than pursuant to stock options already outstanding. Additionally, shares of Class B Common Stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than another holder of Class

B Common Stock or to Kyoei. Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company.

         The Company is proposing that its Articles of Incorporation be amended to expand the persons to whom Class B Common Stock may be issued or transferred to include Sumitomo Corporation and its wholly-owned subsidiaries. If the Amendment is adopted, the Company will have authority under its Articles of Incorporation to issue additional shares of Class B Common Stock to Sumitomo Corporation and its wholly-owned subsidiaries. In addition, the Amendment will permit existing holders of Class B Common Stock to transfer shares of Class B Common Stock to Sumitomo Corporation and its wholly-owned subsidiaries. Upon approval of the Articles of Amendment, the Company will be able to proceed with the private offering.

         The amendment to the Company's Articles of Incorporation will be approved if written consents describing the action taken and dated and signed by approving stockholders representing a majority of all of the votes entitled to be cast by the stockholders of the Company are delivered to the Company at its principal office. Stockholders owning approximately 99% of the outstanding shares of Class B Common Stock intend by written consent to approve the amendment to the Company's Articles of Incorporation.

PROPOSED AMENDMENT

         If the proposed amendment is approved, Section 4.8 of Articles IV of the Company's current Articles of Incorporation would be deleted and replaced by the following:

         "4.8 Restrictions on Additional Issuances, Etc. Other than pursuant to options or other rights to purchase already outstanding, or pursuant to a stock split, stock dividend or similar transaction effected in accordance with these Articles of Incorporation, from and after the effective date of this provision the Corporation may not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of Class B Common Stock to any person who is not then either a record holder of Class B Common Stock, Kyoei, Sumitomo Corporation or a wholly owned subsidiary of Sumitomo Corporation. Shares of Class B Common Stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than another record holder of Class B Common Stock, Kyoei, Sumitomo Corporation or a wholly owned subsidiary of Sumitomo Corporation. Notwithstanding the foregoing (i) any holder of Class B Common Stock may pledge his, her or its shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee provided that such shares remain subject to the transfer restrictions and that, in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred as provided above or converted into shares of Class A Common Stock, as the pledgee may elect, and (ii) the foregoing transfer restrictions shall not apply in the case of a merger, consolidation or business combination of the Corporation with or into another corporation in which all of the outstanding shares of Common Stock of the Corporation regardless of class are purchased by the acquiror."

            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         As previously indicated, the purpose of amending the Articles of Incorporation is to permit the private offering of Class B Common Stock to SC Steel Investments Inc., a wholly-owned subsidiary of Sumitomo Corporation. Kyoei indirectly owns through FLS Holdings, Inc., approximately 89% of the outstanding shares of Class B Common Stock of the Company. In connection with the private offering, Kyoei will receive a right of first refusal with respect to the shares of Class B Common Stock purchased by Sumitomo Corporation. Messrs. Koichi Takashima, Akihiko Takashima, Hideichiro Takashima and Ryutaro Yoshioka, each of whom is a director of the Company, and Shuzo Hikita, who is a director and officer of the Company, currently hold, or have held, director and officer positions with Kyoei.





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